FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WalshCOMM

602.957.9779 or
Cory Klerk, GameTech
775.850.6100

GameTech Reports Third Quarter Financial Results

Company Highlights

•	Quarterly revenues greater than comparable quarter in 2003 but lower than prior quarter

•	Revenue growth limited by delays in installation of Traveler™ terminals

•	Profitability affected by continuing investment in Research & Development, and higher depreciation resulting from purchase of new product for installation in customer locations

•	Diluted earnings per share of less than $0.01, equal to prior quarter; down $0.02 from the third quarter of 2003

RENO, Nev., August 30, 2004 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s third fiscal quarter and the nine-month period ended July 31, 2004. Revenues for the quarter were $12.9 million, an increase of $140,000 over revenues for the third quarter of 2003. Net income for the quarter was approximately $33,000, or less than $0.01 per diluted share, down $219,000 from the prior year’s third quarter net income of $252,000, or $0.02 per diluted share. For the nine-months ended July 31, 2004, revenues were $38.9 million compared to $39.3 million for the comparable period of fiscal 2003. Net income for the nine-months ended July 31, 2004 amounted to $76,000, or $0.01 per diluted share, compared to $999,000, or $0.08 per diluted share for the comparable period of 2003.

According to Clarence Thiesen, chief executive officer, the Company’s revenue has not reached anticipated levels due to delays in the installation of the Company’s new Traveler™ terminal. “We have been simultaneously encouraged by the outstanding reception of this new innovation in the marketplace and disappointed by the slower than expected rollout of the Traveler™ terminal,” Thiesen said. “We are concentrating our efforts on accelerating this rollout of the Traveler™ terminal and other new products and services while continuing our aggressive R&D efforts which have been the focus for the Company. We expect that future product releases will drive improvements in operating results.”

Thiesen emphasized that products and services introduced to the market in addition to the Traveler™ terminal are also receiving positive customer reception. “Customer response to the Company’s new products and services has been positive. New products include Pay-N-Play™, the fast-action, credit-based pari-mutuel like bingo system as well as the latest version of the Company’s bingo management system, AllTrak™. We also anticipate strong response to Bingo Enhanced Tabs System™, the Class II pull-tab game engine that can be played on the GameTech bingo unit before, during and after bingo sessions, which is currently in beta testing,” said Thiesen. “The succession of new and improved products and services over the past year has been the result of our emphasis on better serving our customers by anticipating their needs through investment in R&D.”

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Page 2 – GameTech Reports Third Quarter Financial Results

The Company’s third quarter operating expenses increased by $290,000, or approximately 2 percent over the comparable quarter in 2003. R&D costs continued to increase and depreciation grew resulting from purchase of new product for installation in customer locations. Although legal costs decreased over the comparable quarter in 2003, the Company expects legal costs to increase in the fourth quarter due to the scheduled trials of two lawsuits aimed at protecting the Company’s market share and intellectual property rights.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed base terminals and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include expectations for the Company’s revenues, earnings, and operating results of the Company, the success and results of the Company’s new products and new market expansions, the success of the Company’s development of new products and services that respond to the needs of the customers, the success of the Company’s research and development efforts, and the ability of the Company to generate returns for its stockholders. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include (a) the ability of the Company to introduce products in the future that achieve commercial success; (b) the level of research and development costs and legal expenses, (c) changes in the regulatory environment for the Company’s products and the ability of the Company and its products to be licensed; (d) the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and (e) the ability of the Company to collect damage awards from legal actions. Additional information on these risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission.

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			GAMETECH INTERNATIONAL, INC.
			CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
			(In thousands, except share and per share amounts)
			Three Months Ended			Nine Months Ended
			July 31,			July 31,
		2004		2003	2004		2003
			(Unaudited)			(Unaudited)
Revenue		$12,916		$12,776	$38,889		$39,295
Operating expenses:
	Cost of revenues	6,340		5,905	18,036		16,768
	General and
	administrative	2,314		2,650	8,051		8,651
	Sales and marketing	3,028		2,929	9,459		9,324
	Research and
	development	1,066		974	3,079		2,851
		12,748		12,458	38,625		37,594

Income from operations		168		318	264		1,701
Interest income and other (expense), net		31		(14)	11		13

Income before provision for income taxes		199		304	275		1,714
Provision for income taxes		166		52	199		715

Net income		$33		$252	$76		$999

Basic net income per share		$0.00		$0.02	$0.01		$0.09

Diluted net income per share		$0.00		$0.02	$0.01		$0.08

Shares used in the calculation of net income per share:
	Basic	11,781,942		11,732,222	11,758,750		11,682,194

	Diluted	11,971,145		11,754,021	11,923,559		11,861,622

Balance Sheet Data
		July 31,		October 31,
		2004		2003

		(unaudited)		(audited)
Cash and equivalents		$5,440		$10,202
Short-term investments		2,513		1,750
Total current assets		14,644		18,361
Total assets		58,662		60,175
Total current liabilities		3,922		3,555
Total liabilities		7,886		7,554
Total stockholders’ equity		50,776		52,621
Total liabilities and stockholders’ equity		$58,662		$60,175

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